UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

July 12, 2024
Date of Report (date of earliest event reported)

Momentus Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39128	84-1905538
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3901 N. First Street San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

(650) 564-7820
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	MNTS	The Nasdaq Stock Market LLC
Warrants	MNTSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On July 12, 2024, Momentus Inc. (“Momentus” or the “Company”) and Space Infrastructure Ventures, LLC (“SIV”) a firm that invests in disruptive high-tech/space-tech ventures, entered into a secured convertible promissory note (the “Convertible Note”) pursuant to which Momentus may borrow up to $2.3 million prior to September 1, 2024, consisting of (i) an initial loan in the principal amount of $500,000 which may be borrowed on or after July 17, 2024, and (ii) one or more subsequent loans totaling up to $1.8 million in aggregate principal amount which may be borrowed on or after August 7, 2024, with the $1.8 million subject to certain conditions including the availability of financing to SIV. Borrowings under the Convertible Note bear interest at 15% per annum. Principal on the Convertible Note is to be re-paid in four equal payments on a quarterly basis, commencing on December 1, 2024, and the Convertible Note has a maturity date of September 1, 2025, at which time all accrued interest is due.

Amounts borrowed under the Convertible Note are secured by a lien on substantially all of the assets of the Company.

In lieu of cash payments of accrued interest, SIV, in its sole discretion, may elect to receive shares of Momentus Common Stock at a conversion price of $0.53 per share (the “Conversion Price”). On the maturity date, subject to the satisfaction of applicable legal and regulatory conditions, all outstanding obligations under the Convertible Note automatically convert into Common Stock at the Conversion Price.

The proceeds of the Convertible Note are to be used solely for the following purposes: (a) to fund day-to-day working capital needs in the order course of business, consistent with the Momentus practices prior to the execution of the Convertible Note, (b) for general purposes in the ordinary course of business, consistent with Momentus practices prior to the execution of the Convertible Note, and (c) to repay secured indebtedness owed to certain directors and officers of Momentus.

The Convertible Note requires SIV’s consent to take certain actions, such as increasing compensation, purchasing assets, extending financing, making capital expenditures, repaying debts outside the ordinary course of business or investing in any entity or enterprise.

The Convertible Note can be prepaid in full at any time, subject to a prepayment fee of 10%. The Convertible Note will accelerate and become immediately due upon the occurrence of certain customary event of default, including failure to pay amounts owing when due and/or certain events involving a discontinuation of our business or certain types of proceedings involving insolvency, bankruptcy, receivership and the like, or a change of control of Momentus.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure contained in Item 1.01 of this Current Report is incorporated by reference in this Item 2.03.

Item 8.01	Other Events

On July 5, 2024, Momentus received notice from the Nasdaq Stock Market LLC (“Nasdaq”) stating that following the Company’s annual meeting of shareholders held on June 28, 2024, the Company is in now compliance with the requirement to hold an annual meeting under Nasdaq Listing Rule 5620(a) (the “Annual Meeting Requirement”). As previously disclosed in a Current Report on Form 8-K filed on January 9, 2024, the Company had received a deficiency letter from Nasdaq regarding the Annual Meeting Requirement, which is now resolved.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

		By:	/s/ Paul Ney
		Name:	Paul Ney
Dated:	July 18, 2024	Title:	Chief Legal Officer and Corporate Secretary